Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-279160) and Form S-8 (No. 333-264951, 333-192540, 333-218050 and 333-198835) of NMI Holdings, Inc. (the Company) of our reports dated February 14, 2025, relating to the consolidated financial statements and financial statement schedules appearing under Part IV, Item 15 - Exhibits and Financial Statement Schedules, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Francisco, California
February 14, 2025